EXHIBIT 4.13
          UNSECURED SUBORDINATED REDEEMABLE TERM NOTE
          -------------------------------------------
     THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBORDINATE TO THE PRIOR PAYMENT IN FULL OF THE SENIOR DEBT (AS HEREINAFTER DEFINED) PURSUANT TO THE TERMS HEREOF AND TO THE EXTENT PROVIDED HEREIN.

     THIS NOTE WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THIS NOTE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

     THE HOLDER HEREOF AGREES FOR THE BENEFIT OF TRIGEN ENERGY CORPORATION (THE "BORROWER") THAT (A) THIS NOTE MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (I) TO A PERSON OR ENTITY WHO THE BORROWER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A PROMULGATED UNDER THE SECURITIES ACT OF 1933), IN A TRANSACTION MEETING THE REQUIREMENTS OF SUCH RULE 144A, (II) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), 501(a)(2), 501(a)(3) OR 501(a)(7) OF REGULATION D
PROMULGATED UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IF AVAILABLE, (III) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, PROVIDED BY RULE 144 PROMULGATED THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND IN EACH OF CASES (I) THROUGH (IV) ABOVE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF THE STATES AND OTHER JURISDICTIONS OF THE UNITED STATES, AND (B) THE HOLDER HEREOF SHALL, AND EACH SUBSEQUENT HOLDER HEREOF IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE OF THE RESALE RESTRICTIONS REFERRED TO IN CLAUSE (A) ABOVE.

     REDEMPTION OF THIS NOTE IS SUBJECT TO THE REQUIREMENTS SET FORTH
HEREIN.

          UNSECURED SUBORDINATED REDEEMABLE TERM NOTE

$50,000,000.00                               As of December 30, 1998
                                             White Plains, New York

     FOR VALUE RECEIVED and intending to be legally bound, the undersigned, Trigen Energy Corporation, a Delaware corporation (the "Borrower"), having offices at One Water Street, White Plains, New York 10601, hereby unconditionally and irrevocably promises to pay to the order of Cofreth American Corporation, a New York corporation (the "Lender"), at the Lender's offices located at One Water Street, White Plains, New York 10601 or at such other location as the Lender may designate to the Borrower from time to time (the "Payment Office"), the principal sum of FIFTY MILLION DOLLARS ($50,000,000.00) (the "Loan Amount"), with interest as set forth below, in lawful money of the United States of America, in immediately available funds, without defense or counterclaim of any kind whatsoever, upon the following terms and conditions:

     1.    Interest.   Interest  on  the Loan  Amount  from  time  to  time
outstanding shall accrue for the period commencing from (and including) the date of this Note to December 31, 2010 (the "Final Payment Date"), at the per annum rate (the "Base Rate") of 7.38%. All interest under this Note shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

     2. Principal and Interest Payments. The Loan Amount shall be due and payable on the Final Payment Date. The Lender shall make payments of interest on the Loan Amount accrued in accordance with Section 1 hereof, in consecutive quarterly installments (each, an "Interest Payment"), payable on the last day of each applicable calendar quarter (each, an "Interest Payment Date", together with the Final Payment Date, each, a "Payment Date"), commencing March 31, 1999 (each such quarterly period, an "Interest Period"). Notwithstanding any other provision of this Note, Interest Payments (or portions thereof) that are not made by the Borrower on or prior to the applicable Interest Payment Dates up to an amount (based upon the percentage of the Interest Payment not made) equivalent to eight Interest Payments shall be added to the Loan Amount for all purposes hereof as of the applicable Interest Payment Dates. No such non-payment of such Interest Payments (or portions thereof) at such times shall be deemed a default (or, with the passage of time, an Event of Default (as defined in Section 6 hereof)) hereunder. No such unpaid amount of such Interest Payments shall be deemed a past due amount hereunder as of the applicable Interest Payment Dates.

     3. Late Payments. If any portion of the Loan Amount or, except as set forth in Section 2 hereof, any Interest Payment is not paid on the applicable Payment Date hereunder, interest on the past due Loan Amount or the past due Interest Payment ("Default Interest") shall accrue from (and including) the applicable Payment Date at the per annum rate (the "Default Rate") equal to the sum of: (x) the Base Rate, plus (y) two percent (2%). Default Interest shall from time to time be payable on demand, in arrears. Notwithstanding any demand for payment, acceleration and/or the entry of judgment for such sums, Default Interest shall continue to accrue at the Default Rate on past due portions of the Loan Amount and past due portions of Interest Payments. Subject to the right of the Lender to accelerate the maturity of this Note in accordance with Section 6 hereof, notwithstanding any other provision hereof, interest on the unpaid (but not past due) portion of the Loan Amount from time to time outstanding shall accrue, and be payable by the Borrower on the Final Payment Date, at the Base Rate.

     4. Default Payments. After the occurrence and during the continuance of an Event of Default (as defined in Section 6 hereof), the Loan Amount, together with the interest accrued thereon in accordance with Section 1 hereof (collectively, the "Default Amount"), shall bear interest from (and including) the date of default at the Default Rate, which interest shall from time to time be payable on demand, in arrears. Notwithstanding any demand for payment, acceleration and/or the entry of judgment for such sums, interest shall continue to accrue on the unpaid Default Amount at the Default Rate. Any payments made by the Borrower following any default under this Note shall be applied first to Default Interest due and owing, then to the costs and expenses incurred by the Lender under Section 10 hereof, then to the Interest Payments due and owing and lastly to the Loan Amount then outstanding.

     5. Prepayments; Business Day. All prepayments of the Loan Amount shall be made together with payment of all interest accrued on the amount prepaid, but without premium or penalty. Whenever any payment hereunder shall be stated to be due, or whenever the last day of any Interest Period would otherwise occur, on a day that is not a Business Day (as hereinafter defined), such payment shall be made, and the last day of such Interest Period shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest. For purposes of this Note, "Business Day" means a day of the year on which banks in New York City are not authorized or required by law (including executive order) to close and on which the New York Stock Exchange is not closed.

     6.  Event of Default.  In the event (each, an "Event of Default") of: (a)
(i) a change in control of the Borrower (where "control" means possession, directly or indirectly, of power to direct or cause the
direction      of  management  or  policies  (whether  through  ownership of securities or partnership or other ownership interests, by contract or otherwise)) (provided that a change of control shall not include any transfer of securities of the Borrower to any majority-owned affiliate of the ultimate parent entity of the Lender), (ii) the failure of the Borrower to pay any past due portion of the Loan Amount or any past due portion of any Interest Payment to the Lender after the receipt by the Borrower of notice from the Lender of such late payment, (iii) the failure of the Borrower to pay any other indebtedness of the Borrower to the Lender when due after the receipt by the Borrower of notice from the Lender of such late payment, (iv) any bond, debenture, note or other evidence of indebtedness issued or guaranteed by the Borrower in the aggregate amount of $5 million or more shall have been declared to be due and payable immediately and such acceleration shall not have been rescinded or annulled; (v) the commencement of any proceeding under any bankruptcy or insolvency laws (but only, in the case of an involuntary proceeding, if the proceeding has not been dismissed or stayed within 60 days of its commencement) against the Borrower or by the Borrower with respect to itself, (vi) the appointment of a receiver, trustee or liquidator of any part of the property of the Borrower, (vii) a general assignment for the benefit of creditors of the Borrower or (viii) the Borrower being unable, or admitting in writing its inability, to pay its debts as they mature; and (b) the Borrower shall not cure such default within 18 months of such occurrence (provided that, if no Senior Debt is outstanding, or if all Senior Debt is repaid during the foregoing cure period, such cure period shall be 30 days, or 30 days from the date all such Senior Debt is repaid, as the case may be),

THEN the Borrower shall be in default hereunder and an Event of Default shall have occurred, and thereupon, subject to the limitations contained in
Section 8 of this Note, the entire balance outstanding hereunder shall be immediately due and payable. Subject to such limitations, the Lender shall thereupon have the option at any time and from time to time to exercise any or all of its rights and remedies set forth herein or otherwise available at law or in equity.

     7. Redemption of Note. (a) Subject to and upon compliance with the provisions of this Section 7, this Note may be redeemed in whole or in part at the option of the Lender on or after any Redemption Date with the net proceeds of any Equity Sale ("Equity Proceeds"). For purposes of this Note, "Redemption Date" means the effective date of any Equity Sale (as hereinafter defined) following the date hereof by the Borrower, and "Equity Sale" means any distribution of Common Stock, par value $.01 per share, of the Borrower, whether pursuant to an offering registered under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or pursuant to any offering exempt from such registration; provided that "Equity Sale" shall not include the issuance or sale of any shares of Common Stock to any employees or directors of the Borrowers pursuant to any employee benefit plans, stock option plans or similar arrangements.

     (b) The Borrower shall, not less than 20 days prior to any anticipated Redemption Date, notify the Lender in writing of such Redemption Date (the "Redemption Notice").

     (c) The Lender shall notify the Borrower not less than 3 Business Days prior to the Redemption Date set forth in the Redemption Notice of the exercise of the Lender's option to cause the Borrower to redeem this Note, in whole or in part. Such notice of the Lender shall set forth the amounts due, owing and outstanding under this Note (collectively, the "Outstanding Amounts") that are to be redeemed or otherwise paid by the Borrower on the Redemption Date. In the event that not all the Outstanding Amounts are to be redeemed or paid, the Outstanding Amounts shall be retired in the following order of priority: first, Default Interest due and owing, if any, then to the costs and expenses incurred by the Lender under Section 10 hereof, if any, then to the Interest
Payments due and owing and lastly  to the         Loan  Amount  then
outstanding.   The  Borrower  shall  satisfy  its
redemption obligation hereunder on the Redemption Date at the Payment Office, but solely out of Equity Proceeds; in no event shall any funds of the Borrower other than Equity Proceeds be applied to the redemption in whole or in part of this Note.

     (d) In the event all the Outstanding Amounts are to be redeemed, the Lender shall surrender this Note, duly endorsed or assigned to the Borrower or in blank at the Borrower's address first set forth above.

     (e) Absent manifest error, the books and records of the Lender with respect to this Note and the Outstanding Amounts shall be binding upon the Borrower and the Lender with respect to the level of the Outstanding Amounts at all times prior to, on and following the Redemption Date.

     (f) In addition to the Redemption Notice, the Borrower shall cause to be contemporaneously provided to the Lender all notices with respect to each Equity Sale at the time that such notices are provided to the public generally.

     8. Subordination. (a) Generally. The Subordinated Debt shall be and hereby is expressly made subordinate and junior in right of payment to all Senior Debt to the extent and in the manner provided in these subordination provisions. These subordination provisions are made for the benefit of the holders of Senior Debt, and such holders are hereby made obligees hereunder with the same effect as if their names were written as such in these subordination provisions and any such holder or all of them may proceed to enforce such provisions. The Lender waives any and all notice of the creation or accrual of any such Senior Debt and notice of proof of reliance upon these subordination provisions by any holder of any Senior Debt. These subordination provisions shall be binding upon the Lender and any successors and assigns of the Subordinated Debt and any interest therein, and the Senior Debt shall conclusively be deemed to have been created, contracted or incurred in reliance upon these subordination provisions and all dealings between the Borrower and the holders of any such Senior Debt so arising shall be deemed to have been consummated in reliance upon these subordination provisions.

(b) Certain Definitions. As used in this Section 8, the following terms have the meanings set forth below:

          "Financial  Debt"  of  the  Borrower  means  (i)  any   and all
obligations  of  the  Borrower  under  or  in  respect  of  the   Loan
Agreements, (ii) any indebtedness of the Borrower evidenced by bonds, debentures, notes or similar instruments, and (iii) any obligation of the Borrower in respect of guaranties issued by the Borrower or letters of credit issued for the account of the Borrower to assure or secure payment of indebtedness for borrowed money of others.

          "Indefeasibly Paid" means, with respect to the making of any payment on or in respect of any Senior Debt, a payment of such Senior Debt in full which is not subject to avoidance under Section 547 of the United States Bankruptcy Code or any other law or equitable principle.

          "Loan Agreements" means the Revolving Credit Facility, dated as of April 4, 1997, and the 364-Day Revolving Credit Facility, dated as of June 10, 1997, each among the Borrower, the banks and other lenders from time to time parties thereto and Societe Generale, as Issuing Bank and as Agent, in each case as amended through the date of this Note and as the same may be further amended, modified or supplemented from time to time hereafter.

          "Proceeding"  means any (i) insolvency, bankruptcy, receivership,
liquidation,  reorganization,  readjustment,  composition   or   other similar
proceeding  relating to the Borrower,  its  property  or  its creditors as such,
(ii) proceeding for any liquidation, dissolution or other winding-up of the Borrower, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) assignment for the benefit of creditors of the Borrower or (iv) other marshalling of the assets of the Borrower.

     "Senior Debt" means the principal of, premium, if any and interest on, and any and all other amounts payable to the holders thereof in connection with, (i) any Financial Debt of the Borrower that is not by its terms, made subordinated to all other senior unsecured indebtedness of the Borrower and (ii) any other indebtedness of the Borrower that by its express
terms is stated to be Senior Debt of     the Borrower  for  purposes  of  this
Note, including without limitation, in each case referred to in clause (i) or clause (ii), any interest accruing thereon at the legal rate after the commencement of any Proceeding and any additional interest that would have accrued thereon but for the commencement of such Proceeding.

     "Senior Event of Default" means, with respect to any Senior Debt outstanding in an aggregate principal amount of $500,000 or more, an "event of default" or similar event, howsoever defined, the occurrence of which permits the holder or holders of such Senior Debt, or a trustee for such holders, to accelerate such Senior Debt or to demand that such Senior Debt be immediately paid in full.

     "Lender" means the payee of this Note and any assignee or other holder from time to time of Subordinated Debt.

     "Subordinated Debt" means the principal indebtedness evidenced by this Note, together with all interest hereon and all other amounts payable by the Borrower under or in respect of this Note pursuant to the terms hereof.

     (c)    Subordination  of  Subordinated  Debt  Principal.   Except  for
Redemption in whole or in part of this Note with the proceeds of one or more Equity Sales as provided in Section 7, above, no direct or indirect payment, purchase or redemption (in cash, property or securities or by set off or otherwise) shall be made or agreed to be made on account of any principal portion of the Subordinated Debt, or as a sinking fund for any Subordinated Debt, or in respect of any redemption, retirement, purchase or other acquisition of any of the principal portion of the Subordinated Debt, unless and until all amounts then outstanding under the Senior Debt shall have been Indefeasibly Paid.

(d)    Subordination  of  Subordinated  Debt  Payments.     Without limiting the
provisions of Section 8(c):

     (i) Upon receipt by the Lender of a notice from the Company or any holder of Senior Debt that there exists a Senior Event of Default in respect of such Senior Debt, no direct or indirect payment, purchase or redemption (in cash, property or securities or by set-off or otherwise) shall be made or agreed to be made on account of any Subordinated Debt, or as a sinking fund for any Subordinated Debt, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Debt, in respect of all or any portion of the Subordinated Debt unless and until the Lender shall have received written notice from such holder of Senior Debt, or the agent or trustee of such holder, that such Senior Event of Default has been cured or waived.

     (ii) The holders of the Senior Debt shall be entitled pro rata in accordance with the principal amounts of Senior Debt then held by them and subject to the priorities, if any, then existing among such holders to vote all claims of or in respect of the Subordinated Debt in any Proceeding. Notwithstanding the foregoing, in the event that the holders of the Senior Debt shall allow the Lender to retain the right to vote and otherwise act in any Proceeding (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension), the Lender shall not vote with respect to any such plan or take any other action in any way so as to contest (A) the validity of any liens or security interests granted to, or for the benefit of, the holders of any Senior Debt, (B) the relative rights and duties of the holders of the Senior Debt, or (C) the enforceability of the Senior Debt or these subordination provisions.

     (iii)           In   connection  with  any  Proceeding,  the   Lender
irrevocably authorizes the holders of the Senior Debt, or any of them, to
demand,   sue  for,  collect  and  receive   all   payments and distributions,
to give acquittance therefor and to  take  such  other actions  as  such holders of the Senior Debt may deem necessary or advisable for the enforcement of these subordination provisions. Such payments and distributions shall then be distributed among holders of Senior Debt pro rata in accordance with such holders' allowable claims in such Proceeding. The Lender further agrees duly and promptly to take such action as may be requested at any time or from time to time by the holders of the Senior Debt, to file appropriate proofs of claim in respect of the Subordinated Debt, and to execute and deliver such
powers   of attorney,  assignments  or  proofs  of  claim  or   other
instruments as may be requested by the holders of the Senior Debt, all as may be necessary or advisable to enable such holders of the Senior Debt to enforce any and all claims upon or in respect of the Subordinated Debt and to
receive any and all payments      or distributions.

     (e) Turnover of Improper Payments. If any payment or distribution of any character or any security, whether in cash, securities or other property shall be received by the Lender in contravention of any of the terms hereof, such payment or distribution or security shall be received in trust for the benefit of the holders of the Senior Debt at the time outstanding in accordance with the priorities then existing among such holders, and shall be paid over or delivered and transferred, with any necessary endorsement, to the Borrower for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full.

     (f)   No  Prejudice  or  Impairment.   (i)  The  rights  under  these
subordination provisions of the holders of any Senior Debt as against the Lender shall remain in full force and effect without regard to, and shall not be impaired or affected by:

     (A)  any act or failure to act on the part of the Borrower; or

     (B) any extension or indulgence in respect of any payment or prepayment of any Senior Debt or any part thereof or in respect of any other amount payable to any holder of any Senior Debt; or

     (C) any amendment, modification or waiver of, or addition or supplement to, or deletion from, or compromise, release, consent or other action in respect of, any of the terms of any Senior Debt; or

     (D)  any  exercise  or non-exercise by the  holder  of  any Senior
Debt of any right, power, privilege or remedy under or in respect of such Senior Debt or these subordination provisions, or any waiver of any such right, power, privilege or remedy or of any default in respect of such Senior Debt or these subordination provisions, or any receipt by the holder of any Senior
Debt or any security, or any failure by such holder to perfect a security interest in, or any release by such holder of, any security for the payment of such Senior Debt, or

     (E) any merger or consolidation of the Borrower or any of its subsidiaries into or with any other person, or any sale, lease or transfer of any or all of the assets of the Borrower or any of its subsidiaries to any other person; or

     (F) absence of any notice to, or knowledge by, any holder of the Subordinated Debt of the existence or occurrence of any of the matters or events set forth in the foregoing subdivisions (A) through (E); or

     (G)  any other circumstances.

     (ii) The Lender unconditionally waives: (A) notice of any of the matters referred to in Section 8(f)(i), (B) to the extent permitted by law, all notices which may be required, whether by statute, rule of law or otherwise, to preserve intact any rights of any holder of any Senior Debt against the Borrower, including, without limitation, any demand, presentment and protest, proof of notice of nonpayment under any Senior Debt, (C) any right to the enforcement, assertion or exercise by any holder of any Senior Debt of any right, power, privilege or remedy conferred in such Senior Debt, or otherwise, (D) any requirement of diligence on the part of any holder of any of the Senior Debt, (E) any requirement on the part of any holder of any Senior Debt to mitigate damages resulting from any default under such Senior Debt, and (F) any notice of any sale, transfer or other disposition of any Senior Debt by any holder thereof.

     (iii) The obligations of the Lender under these subordination provisions shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of any Senior Debt, or any other payment to any holder of any Senior Debt in its capacity as such, is rescinded or must otherwise be restored or returned by the holder of such Senior Debt
upon the occurrence of any Proceeding,      or upon  or  as a result of the
appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payment had not been made.

     (g) Subrogation. The Lender shall not have any subrogation or other rights as the holder of a Senior Debt, and the Lender hereby waives all such rights of subrogation and all rights of reimbursement or indemnity whatsoever and all rights of recourse to any security for any Senior Debt, until such time as all the Senior Debt shall be Indefeasibly Paid and all of the obligations of the Borrower under or in respect of the Senior Debt shall have been duly performed. From and after the time at which all Senior Debt have been Indefeasibly Paid, the Lender shall be subrogated to all rights of any holders of Senior Debt to receive any further payments or distributions
applicable to the Senior Debt until  the  Subordinated  Debt shall   have  been
Indefeasibly Paid, and for the purposes of such subrogation, no payment or distribution received by the holders of Senior Debt of cash, securities or other property to which the Lender would have been entitled except for these subordination provisions shall, as between the Borrower and its creditors other than the holders of Senior Debt, on the one hand, and the Lender, on the other, be deemed to be a payment or distribution by the Borrower to or on account of the Senior Debt.

     (h) Limitation on Actions. The Lender, by its acceptance of this Note, agrees and undertakes that, upon the occurrence of an Event of Default under this Note, unless and until the principal portion of all Senior Debt shall have been accelerated:

     (i)   The  Lender shall not (A) accelerate all or any portion of the Subordinated Debt, (B) take any action to foreclose or realize upon any collateral securing the Subordinated Debt or otherwise enforce this Note,
(C) take, obtain or hold (or permit anyone acting on its behalf to take, obtain or hold) any assets of the Borrower, whether as a result of any administrative, legal or equitable action, or (D) otherwise commence, prosecute or participate in any administrative, legal or equitable action against
the    Borrower relating to the Subordinated Debt, provided, however, that
anything in these   subordination provisions   contained   to   the  contrary
notwithstanding.

     (X) The Lender, may, but not more than one year prior to the expiration of any applicable limitation period provided by any applicable statute of limitation, (1) accelerate all or any portion of the Subordinated Debt and/or (2) commence and prosecute to judgment any action necessary to enforce such Subordinated Debt against the Borrower, but the Lender shall not take any action to enforce or collect any judgment so obtained or to enforce any lien of the Subordinated Debt unless expressly permitted by these subordination provisions, and

     (Y) in the event that any Proceeding is commenced by or against the Borrower, the Lender may appear as a party in such action or proceeding and assert and perfect his rights with respect to such Subordinated Debt provided that, in so acting, the Lender shall recognize the rights of the holders of Senior Debt under these subordination provisions, including, without limitation, the right to vote the claim represented by such Subordinated Debt to the extent necessary to enforce these subordination provisions.

     (ii) If the Lender, in violation of the provisions herein set forth, shall commence, prosecute or participate in any suit, action, case or proceeding against the Borrower, the Borrower may interpose as a defense or plea the provisions set forth herein, and any holder of any Senior Debt may intervene and interpose such defense or plea in its own name or in the name of the Borrower, and shall, in any event, be entitled to restrain the enforcement of the payment provisions of this Note in its own name or in the name of the Borrower, as the case may be, in the same suit, action, case or proceeding or in any independent suit, action, case or proceeding..

     (i) Accrual of Interest; Addition of Interest to Principal. Nothing contained in this Section 8 shall be deemed to limit or impair the accrual of interest on this Note or the addition of accrued and unpaid interest on this Note to the principal of this Note, in each case to the maximum extent permitted hereunder or under applicable law.

     9     Waiver.  The  Borrower  hereby waives  diligence,  presentment, protest, demand for payment and notice (including, without limitation, any and all notices of default arising under Section 6 hereof) of any kind whatsoever.

     10    Costs  and  Expenses.   The Borrower hereby  agrees  to  pay  or
reimburse the Lender for all reasonable costs, expenses or losses incurred by the Lender in connection with the collection or enforcement of the provisions hereof or of its rights in connection with this Note (whether or not any formal action or proceeding is commenced), including, but not limited to, the reasonable legal or collection fees and disbursements incurred by the Lender.

     11    No  Waiver.  No course of dealing between the Borrower  and  the
Lender or any failure, delay or omission on the part of the Lender in exercising any right hereunder shall operate or be construed as a waiver of such right or any other right hereunder at any other time or times. The waiver by the Lender of a breach or default of any provision of this Note shall not operate or be construed as a waiver of any subsequent breach or default thereof or any other breach or default hereunder at any other time or times.

     12   Governing  Law.  This Note shall be governed  by  and  construed under the laws of the State of New York and, in any litigation in connection with this Note, the Borrower hereby consents to and confers personal jurisdiction on the courts of the State of New York and on the Federal courts therein and expressly waives any objection as to venue in any of such courts.

     13   Successors  and Assigns.  This Note shall be  binding  upon  the
Borrower and its successors and inure to the benefit of the Lender and its successors and assigns.

     14   Notices.  All  notices  and other communications  provided  for hereunder shall be in writing and mailed or delivered to the Borrower or the Lender, as applicable, at its address set forth above or, as to each such party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall when mailed be effective when deposited in the mails and when delivered be effective upon delivery.

     15   Severability.  The provisions of this Note are severable and the invalidity or unenforceability of any provision shall not alter or impair the remaining provisions of this Note.

     16   Headings.  Section headings in this Note are included herein for convenience of reference only and shall not constitute a part of this Note for any other purpose.

                    TRIGEN ENERGY CORPORATION

                    By:    /s/  Stephen T. Ward
                    --------------------------
                    Name:  Stephen T. Ward
Title: Treasurer
ATTEST:
_______________________________
(Corporate Seal)